Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
AIR LEASE CORPORATION
(a Delaware corporation)
     The undersigned, for the purpose of amending and restating the Certificate of Incorporation of Air Lease Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:
     1. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 22, 2010.
     2. This Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.
     3. This Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228 and 245 of the Delaware General Corporation Law.
     4. The Restated Certificate of Incorporation of the Corporation is hereby amended, and restated in its entirety as follows:
ARTICLE I
NAME
     The name of the Corporation is Air Lease Corporation.
ARTICLE II
AGENT
     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
     The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK
     Section 4.1 Authorized Stock.
          (a) The Corporation shall be authorized to issue 560,000,000 shares of capital stock of which (i) 500,000,000 shall be shares of Class A Common Stock, $0.01 par value (the “Class A Common Stock”), (ii) 10,000,000 shall be shares of Class B Non-Voting Common Stock, $0.01 par value (the “Class B Non-Voting Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 50,000,000 shall be shares of Preferred Stock, $0.01 par value (the “Preferred Stock”).
          (b) Effective upon the effectiveness of this Restated Certificate of Incorporation under the DGCL, each share of common stock outstanding immediately prior thereto shall be reclassified automatically and without further action on the part of any holder thereof or otherwise, as one share of Class A Common Stock.
     Section 4.2 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL.
     Section 4.3 Common Stock.
          (a) Voting.
               (i) Except as otherwise provided by law, Section 4.3(a)(ii) or by the resolution or resolutions adopted by the board of directors of the Corporation (the “Board”) designating the rights, powers and preferences of any series of Preferred Stock, the Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Class A Common Stock shall have one vote, and the Class A Common Stock shall vote together as a single class.
               (ii) The Class B Non-Voting Common Stock shall be entitled to vote on matters involving amendments to the terms of the Class B Non-Voting Common Stock that would significantly and adversely affect the rights or preferences of the Class B Non-Voting Common Stock, including, without limitation, with respect to the convertibility thereof, any such amendments to which shall require the affirmative vote of a majority of the outstanding shares of the Class B Non-Voting Common Stock, voting as a separate class.
          (b) Dividends. The holders of the Common Stock shall be entitled to receive such dividends if, as and when declared from time to time by the Board.
          (c) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive, ratably in proportion to the number of shares of Common Stock held by them, all the assets of the Corporation of whatever kind available for distribution to stockholders of the Corporation, after the rights of the holders of the Preferred Stock have been satisfied.
          (d) Conversion. Each share of Class B Non-Voting Common Stock will be convertible into a share of Class A Common Stock at the option of the holder, provided, however, that each share of Class B Non-Voting Common Stock will not be convertible in the hands of the initial holder and will only become convertible at the time it is transferred to a third party unaffiliated with such initial holder, subject to the transfer restrictions described below. Shares of Class B Non-Voting Common Stock may only be transferred by the initial holder through one or more of the following alternatives: (i) to an affiliate of the initial holder or to the Corporation, (ii) in a widely dispersed public distribution, (iii) in a private sale in which no purchaser would acquire Class A Common Stock and/or Class B Non-Voting Common Stock in an amount that, after the conversion of such Class B Non-Voting Common Stock into Class A Common Stock, is (or represents) 2% or more of a class of the Corporation’s voting securities or (iv) to a purchaser acquiring majority control of the Corporation notwithstanding such transfer.
               (i) The conversion right provided in this paragraph (d) shall be exercised by the delivery of a written notice (the “Conversion Notice”) of the election by the holder (the “Converting Holder”) of shares of Class B Non-Voting Common Stock to be converted to the office of the transfer agent of the Corporation (the “Transfer Agent”) during normal business hours and (if so required by the Corporation or the Transfer Agent) an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such Converting Holder or his duly authorized attorney, and funds in the amount of any applicable transfer tax (unless provision satisfactory to the Corporation is otherwise made therefor), if required pursuant to subparagraph (iii).
               (ii) As promptly as practicable after the delivery of a Conversion Notice and the payment in cash of any amount required by the provisions of subparagraphs (i) and (iii), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the Converting Holder, a confirmation of book-entry transfer of shares representing the number of fully paid and non-assessable shares of Class A Common Stock issuable upon such conversion, issued in such name or names as the Converting Holder may direct in the Conversion Notice. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the delivery of the Conversion Notice, and all rights of the Converting Holder shall cease with respect to such shares of Class B Non-Voting Common Stock at such time and the person or persons in whose name or names the shares of Class A Common Stock issued upon conversion shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time; provided, however, that any delivery of a Conversion Notice and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

               (iii) The issuance of shares of Class A Common Stock upon conversion of shares of Class B Non-Voting Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such shares to be issued upon conversion are to be issued in a name other than that of the Converting Holder, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid.
               (iv) When shares of Class B Non-Voting Common Stock have been converted, they shall be cancelled and become authorized but unissued shares of Class B Non-Voting Common Stock.
     Section 4.4 Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article IV, the Board is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.
     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
               (i) the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;
               (ii) the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;
               (iii) whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
               (iv) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board shall determine;
               (v) whether or not the shares of such series shall be redeemable or subject to repurchase, and if so, the terms and conditions of such redemption or repurchase, including the date or dates upon or after which they shall be redeemable or subject to repurchase, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase rates;

               (vi) whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;
               (vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and
               (viii) any other relative rights, preferences and limitations of such series.
ARTICLE V
BOARD OF DIRECTORS
     Section 5.1 Number. Except as otherwise provided for, or fixed pursuant to Section 5.2(c) or the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board shall consist of such number of directors as fixed from time to time pursuant to the Bylaws of the Corporation.
     Section 5.2 Vacancies; Removal.
          (a) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of directors and until his successor shall be elected and qualified, subject to his earlier death, disqualification, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
          (b) Unless otherwise restricted by law, any director or the entire Board may be removed, with or without cause, by the holders of 66⅔% of the voting power of all issued and outstanding stock entitled to vote at an election of directors; except that the affirmative vote of the holders of only a majority of the voting power of all issued and outstanding Common Stock shall be required to remove a director or directors if such vote occurs at a special meeting of the stockholders called specifically to consider the removal of members of the board of directors in connection with the express remedies provided under that certain Registration Rights Agreement, to be dated on or about June 4, 2010, between FBR Capital Markets & Co. and the Corporation.
          (c) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
     Section 5.3 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board.
     Section 5.4 Election.
          (a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.
          (b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE VI
STOCKHOLDER ACTION
     Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS
     Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by the Chairman of the Board, the Chief Executive Officer or by action of the Board. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII
EXISTENCE
     The Corporation shall have perpetual existence.
ARTICLE IX
AMENDMENT
     Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66⅔% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Certificate of Incorporation.
     Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Bylaws of the Corporation may be adopted, amended or repealed by action of a majority of the Board. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66⅔% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.
ARTICLE X
LIABILITY OF DIRECTORS AND INDEMNIFICATION
     Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Section 10.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
     Section 10.3 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit,

arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature, by reason of the fact that he or she is or was a director of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss actually and reasonably incurred by such indemnitee in connection therewith.
     Section 10.4 Non-Exclusivity of Rights. The rights to indemnification conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or directors, provisions of the Bylaws of the Corporation, this Certificate of Incorporation or otherwise.

     IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be signed by Steven F. Udvar-Házy, its Chief Executive Officer
Dated: June 3, 2010

AIR LEASE CORPORATION
By:	/s/ Steven F. Udvar-Házy
	Name:	Steven F. Udvar-Házy
	Title:	Chief Executive Officer